Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT
dated as of
February 12, 2018
between
MAINSOURCE BANK
and
GERMAN AMERICAN BANCORP

TABLE OF CONTENTS
Page
ARTICLE 1

CERTAIN DEFINITIONS

1.1	Certain Definitions	2
1.2	Accounting Terms	12

ARTICLE 2

THE P&A TRANSACTION

2.1	Purchase and Sale of Assets	12
2.2	Assumption of Liabilities	13
2.3	Purchase Price	14
2.4	Assumption of IRA and Keogh Account Deposits	14
2.5	Sale and Transfer of Servicing	15

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1	Closing	15
3.2	Payment at Closing	15
3.3	Adjustment of Purchase Price	16
3.4	Proration; Other Closing Date Adjustments	16
3.5	Seller Deliveries	17
3.6	Purchaser Deliveries	18
3.7	Delivery of the Loan Documents	18
3.8	Owned Real Property Filings	18
3.9	Allocation of Purchase Price	19

ARTICLE 4

TRANSITIONAL MATTERS

4.1	Transitional Arrangements	19
4.2	Customers	20
4.3	ACH Debit or Credit Transactions	21
4.4	Wires	23
4.5	Access to Records	23
4.6	Interest Reporting and Withholding	23
4.7	Negotiable Instruments	24
4.8	ATM and Debit Cards	24
4.9	Data Processing Conversion for the Branches and Handling of Certain Items	24
4.10	Infrastructure Installation	25
4.11	Employee Training	27
4.12	Night Drop Equipment	28
4.13	Expenses Relating to Transitional Matters	28
4.14	Access to the Branches on the Closing Date	28
4.15	Customer Claims	29

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Corporate Organization and Authority	30
5.2	No Conflicts	30
5.3	Approvals and Consents	31
5.4	Leases	31
5.5	Litigation	31
5.6	Regulatory Matters	31
5.7	Compliance with Laws	31
5.8	Loans	31
5.9	Records	32
5.10	Title to Assets	33
5.11	Deposits	33
5.12	Environmental Laws; Hazardous Substances	33
5.13	Brokers' Fees	34
5.14	Property	34
5.15	Absence of Certain Changes or Events	35
5.16	Employee Benefit Plans; Labor Matters	35
5.17	Available Funds	35
5.18	Limitations on Representations and Warranties	35

ii

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Corporate Organization and Authority	36
6.2	No Conflicts	36
6.3	Approvals and Consents	36
6.4	Regulatory Matters	36
6.5	Litigation and Undisclosed Liabilities	37
6.6	Operation of the Branches	37
6.7	Brokers’ Fees	37
6.8	Financing to be Available	38
6.9	Limitations on Representations and Warranties	38

ARTICLE 7

COVENANTS OF THE PARTIES

7.1	Activity in the Ordinary Course	38
7.2	Access and Confidentiality	40
7.3	Regulatory Approvals	41
7.4	Consents	41
7.5	Efforts to Consummate; Further Assurances	42
7.6	Solicitation of Accounts; Non-Solicitation	43
7.7	Insurance	44
7.8	Servicing Prior to Closing Date	44
7.9	Change of Name, Etc.	44

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1	Tax Representations	45
8.2	Proration of Taxes	45
8.3	Sales and Transfer Taxes	45
8.4	Information Returns	45
8.5	Payment of Amount Due under Article 8	45
8.6	Assistance and Cooperation	45
8.7	Transferred Employees	46

ARTICLE 9

CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Purchaser	49
9.2	Conditions to Obligations of Seller	50

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ARTICLE 10

TERMINATION

10.1	Termination	51
10.2	Automatic Termination	52
10.3	Effect of Termination	52

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification	53
11.2	Exclusivity	55
11.3	AS-IS Sale; Waiver of Warranties	55

ARTICLE 12

MISCELLANEOUS

12.1	Survival	56
12.2	Assignment	56
12.3	Binding Effect	56
12.4	Public Notice	56
12.5	Notices	57
12.6	Expenses	58
12.7	Governing Law; Consent to Jurisdiction	58
12.8	Waiver of Jury Trial	58
12.9	Entire Agreement; Amendment	58
12.10	Third Party Beneficiaries	59
12.11	Counterparts	59
12.12	Headings	59
12.13	Severability	59
12.14	Interpretation	59
12.15	Specific Performance	59

iv

List of Exhibits

Exhibit 1.1(a)	Branches/Real Properties
Exhibit 1.1(b)	Deposits
Exhibit 1.1(c)	Designated Public Finance Deposits
Exhibit 1.1(d)	Loans
Exhibit 1.1(e)	Seller’s Knowledge
Exhibit 1.1(f)	Permitted Encumbrances
Exhibit 2.4(c)	Excluded IRA/Keogh Account Deposits
Exhibit 3.5(b)	Form of Bill of Sale
Exhibit 3.5(c)	Form of Assignment and Assumption Agreement
Exhibit 3.5(d)	Form of Assignment of Branch Lease and Assumption Agreement
Exhibit 3.5(h)-1	Form of Assignment of Loan Documents and Assumption Agreement
Exhibit 3.5(h)-2	Form of Limited Power of Attorney
Exhibit 4.9	Schedule of Processing Fees
Exhibit 7.4(a)	Actions for Consents
Exhibit 7.4(b)-1	Estoppel Certificate − Branch Lease
Exhibit 7.4(b)-2	Seller’s Estoppel Certificate – Branch Lease

- v -

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of February 12, 2018, between MainSource Bank, an Indiana state chartered bank (“Seller”) and a wholly-owned subsidiary of MainSource Financial Group, Inc., an Indiana corporation (“MainSource”) with its principal office located in Greensburg, Indiana, and German American Bancorp, an Indiana state chartered bank (“Purchaser”) and a wholly-owned subsidiary of German American Bancorp, Inc., an Indiana corporation, with its principal office located in Jasper, Indiana.
RECITALS
WHEREAS, MainSource and First Financial Bancorp., an Ohio corporation (“First Financial”) have entered into an Agreement and Plan of Merger, dated as of July 25, 2017 (the “Merger Agreement”), pursuant to which MainSource will merge with and into First Financial with First Financial as the surviving corporation (the “Merger”). Immediately thereafter, Seller will merge with and into First Financial Bank, an Ohio state chartered bank and a wholly-owned subsidiary of First Financial, with First Financial Bank as the surviving entity (the “Bank Merger”). At and after the time at which the Bank Merger becomes effective, all references herein to Seller shall be deemed references to First Financial Bank as successor by merger to Seller.
WHEREAS, in connection with the consummation of the Merger and the Bank Merger, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Indiana, in accordance with and subject to the terms and conditions of this Agreement.
WHEREAS, Purchaser understands and acknowledges that (i) the Branches are being sold pursuant to the requirements of the Department of Justice (“DOJ”) and the Federal Reserve Board as set forth in the agreement between First Financial, MainSource and the DOJ, a copy of which has been provided to Purchaser, and that if the P&A Transaction (as defined below) is not consummated on or before the one hundred eightieth (180th) day following the Merger and the Bank Merger, this Agreement may be terminated and such banking operations may be transferred to an independent trustee for disposition and (ii) the P&A Transaction is intended and is intentionally structured to be one, integrated transaction and subject to the contingencies set forth herein, the Assets (as defined herein) are being acquired and the Assumed Liabilities (as defined herein) are being assumed in the aggregate in one transaction and Purchaser is not acquiring or assuming any individual Asset or Assumed Liability, as the case may be, on a standalone basis or in a series of separate transactions.
WHEREAS, Purchaser and Seller each intend to continue providing retail and business banking services in the geographic regions served by the Branches (as defined below) to be acquired by Purchaser under this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS
1.1    Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:
“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.
“ACH” has the meaning set forth in Section 4.3(a).
“ACH Entries” has the meaning set forth in Section 4.3(a).
“ACH Entries Cut-Off Date” has the meaning set forth in Section 4.3(a).
“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2 as of the Measurement Date, minus (y) the Adjusted Purchase Price, each as set forth on the Final Closing Statement.
“Adjusted Purchase Price” has the meaning set forth in Section 3.3(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).
“Assets” has the meaning set forth in Section 2.1(a).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).
“Assumed Liabilities” has the meaning set forth in Section 2.2(a).
“Bank Merger” has the meaning set forth in the Recitals.
“Benefit Plan” means (a) each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and (b) any bonus, incentive, compensation, deferred compensation, paid time off, stock purchase, stock option, severance, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy, in each case, in which any of the Branch Employees or their spouses, dependents or beneficiaries participate.
“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches (including any employees who are Leave Recipients) and set forth on the list provided by Seller in accordance with Section 5.16(a).
“Branch Lease Assignments” has the meaning set forth in Section 3.5(d).
“Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.
“Branch Leases” means the leases under which Seller leases land and/or buildings used for Branches, including ground leases. For avoidance of doubt, leases held by Seller in connection with a Branch shall be Branch Leases hereunder.
“Branches” means the banking offices and, if applicable, offices used or held for use by Seller for other lines of business, of Seller at the locations identified on Exhibit 1.1(a), and “Branch” refers to each such Branch or any one of the Branches.
“Business Day” means a day on which banks are generally open for business in New York, New York, and which is not a Saturday or Sunday.
“Cash on Hand” means, as of the Closing, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.
“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 11:59 p.m., Eastern time, on such date.
“COBRA Continuation Coverage” means the health care benefit continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act and similar provisions of state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Controlling Party” has the meaning set forth in Section 11.1(f).
“CRA” has the meaning set forth in Section 6.4(e).
“Customer Claims Period” has the meaning set forth in Section 4.15(a).
“Deductible” has the meaning set forth in Section 11.1(e).

“Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Seller at a Branch or allocated by Seller to a Branch in accordance with its householding methodology as disclosed to the DOJ, as of the close of business on the Closing Date, in each case that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding any (i) Excluded IRA/Keogh Account Deposits and any liabilities which are not transferable pursuant to contract or applicable law or regulation, (ii) any accounts of employees of Seller or its subsidiaries who are employed at any location other than a Branch, (iii) any accounts of Seller or its affiliates, and (iv) any private wealth customer accounts. Exhibit 1.1(b) contains a list of Deposits as of January 31, 2018 with such schedule specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of the close of business on the Business Day immediately preceding the Closing Date (and delivered to Purchaser on the Closing Date). For the avoidance of doubt, such updating shall be conducted in accordance with the householding methodology as disclosed to the DOJ.
“Designated Public Finance Deposits” shall mean the public funds deposits described on Exhibit 1.1(c).
“DOJ” has the meaning set forth in the Recitals.
“Draft Allocation Statement” has the meaning set forth in Section 3.9(a).
“Draft Closing Statement” means a draft closing statement, prepared by Seller and in a form mutually agreed to by the parties, which shall be initially prepared as of the close of business on the fifth (5th) Business Day preceding the Closing Date and delivered to Purchaser on the third (3rd) Business Day preceding the Closing Date, and which shall be subsequently updated as of the close of business on the Business Day immediately preceding the Closing Date and delivered to Purchaser on the Closing Date, in each case setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount.
“Encumbrances” means all mortgages, deeds of trust, claims, charges, liens, encumbrances, options (or other third party right), title defect, easements, rights of way, encroachments, limitations, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.
“Environmental Law” means any Federal, state, or local law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.
“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.
“Estimated Payment Amount” means (a) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2 minus (b) the Purchase Price, as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.
“Excluded Assets” has the meaning set forth in Section 2.1(b).
“Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 2.4(c).
“Excluded Liabilities” has the meaning set forth in Section 2.2(b).
“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, any Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Final Allocation Statement” has the meaning set forth in Section 3.9(a).

“Final Closing Statement” means a final closing statement, prepared by Purchaser in accordance with the accounting policies used in preparing the Draft Closing Statement, setting forth the Adjusted Purchase Price, the Adjusted Payment Amount, and the prorated items set forth in Section 3.4.
“GAAP” has the meaning set forth in Section 1.2.
“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.
“HELOC Account” means any home equity line of credit account at a Branch in respect of which credits available therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the borrower.
“Indiana Courts” has the meaning set forth in Section 12.7.
“Infrastructure Installation” has the meaning set forth in Section 4.10.
“Installation Plans” has the meaning set forth in Section 4.10(d).
“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code (and as appropriately reported on line 6835 on Schedule RC-E of the Seller’s Consolidated Reports of Condition and Income).
“IRS” means the Internal Revenue Service.
“Item” means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.
“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401(c) of the Code.
“Leased Real Property” means Real Property leased by Seller and used for Branches.
“Leave Recipients” has the meaning set forth in Section 8.7(a)(ii).
“Loan Document Assignment” has the meaning set forth in Section 3.5(h).

“Loan Documents” means the electronic and physical Loan files and all documents with respect to a Loan that are in Seller’s possession or control, including loan applications, notes, credit memos (write-ups and approvals), security agreements, deeds of trust, mortgages, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, internally prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.
“Loans” means the loans as of January 31, 2018 that are listed on Exhibit 1.1(d), including all overdrafts with respect thereto and any loans originated between January 31, 2018 and the Closing Date that are related to customers with Deposit accounts or that are allocated by Seller to a Branch in accordance with its householding methodology as disclosed to the DOJ; provided, however, that “Loans” do not include loans not transferable pursuant to contract or applicable law or regulation. Exhibit 1.1(d) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of the close of business on the Business Day immediately preceding the Closing Date (and delivered to Purchaser on or before the Closing Date). For the avoidance of doubt, such updating shall be conducted in accordance with the householding methodology as disclosed to the DOJ.
“Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) actually received or realized by the indemnified party or its Affiliates obtained in connection with any such damage, loss, liability or expense (including net Tax benefits actually realized under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).
“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which Seller operates, or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to Seller or its subsidiaries, including changes in prevailing interest rates, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of Purchaser in contemplation of the transactions contemplated hereby, (E) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the Branches) or (ii) the ability of Seller to timely consummate the transactions contemplated hereby, and (b), with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.
“Measurement Date” means the date which is six (6) months following the Closing Date.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Money Market and Savings Deposits” means those Deposits held in money market or savings accounts of Seller and appropriately reported on lines 6810 and 0352 on Schedule RC-E of the Seller’s Consolidated Reports of Condition and Income.
“Negative Deposits” means Deposit account overdrafts.
“Net Book Value” means the carrying value of each of the Assets as reflected on the books of Seller as of 11:59 p.m. on the business day prior to the Closing Date in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.
“Non-Controlling Party” has the meaning set forth in Section 11.1(f).
“Obligor” has the meaning set forth in Section 5.8(a)(i).
“Order” has the meaning set forth in Section 9.1(b).
“Owned Real Property” means Real Property owned by Seller and used for Branches. For avoidance of doubt, Real Property owned by Seller in connection with a Branch shall be Owned Real Property hereunder.
“P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.
“Permitted Encumbrances” means (i) statutory liens securing Taxes and/or other payments not yet due and payable, (ii) liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) such imperfections or irregularities of title or liens as do not materially affect the value or current use of the properties or assets as or in connection with the operation of a commercial bank branch subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (v) the items set forth on Exhibit 1.1(f).
“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.
“Personal Property” means the personal property goods owned by Seller located in the Branches, and used or held for use in the business or operation of the Branches, consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding Seller licensed software, but including ATM hardware (other than the hard drive), alarm contacts, safe, cash canisters, locks, ADA audio hardware, deposit automation hardware, keys and lock combinations), equipment (but not including technology equipment including but not limited to any personal laptop or desktop computers, tablet devices, printers, copiers, teller workstations, cash counters or dispensers, televisions, video display screens, and other digital merchandising/media playing equipment), security equipment (but not including any connections or software relating thereto or any security cameras), safe deposit boxes (exclusive of contents), vaults and sign structures. Seller will prepare a complete and accurate list of the Personal Property as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (which list shall be delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of the close of business on the Business Day immediately preceding the Closing Date (which list shall be delivered to Purchaser on the Closing Date). Seller will prepare and deliver to Purchaser no later than thirty (30) calendar days after the date of this Agreement, a summary list of Personal Property as of 5:00 p.m. Eastern time, on a Business Day not more than five (5) Business days preceding the date on which such summary list is delivered to Purchaser.
“Pre-Closing Tax Period” means a taxable year or period that ends on (and including) or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Property Taxes” means real, personal, and intangible ad valorem property Taxes (including special assessments).
“Public Finance Deposits” means those Deposits consisting of accounts of government entities with public funds.
“Public Notice” has the meaning set forth in Section 12.4.
“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the Preamble.
“Purchaser 401(k) Plans” has the meaning set forth in Section 8.7(h).
“Purchaser Benefit Plan” has the meaning set forth in Section 8.7(d).
“Purchaser Taxes” has the meaning set forth in Section 11.1(f).
“Put Loans” has the meaning set forth in Section 7.10.
“Real Property” means the parcels of real property on which the Branches listed on Exhibit 1.1(a) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto, which Exhibit indicates whether or not such real property is Owned Real Property or Leased Real Property.
“Records” means (a) as to the Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate copies thereof, that relate directly thereto and are retained in the Branches, or are in Seller’s possession or control and pertain to and are necessary for the conduct of the business of the Branches following the Closing (including transaction tickets through the Closing Date and all records physically located in Branches for closed accounts and excluding any other transaction tickets and records for closed accounts) and, with respect to Real Property, all environmental reports, surveys and floor plans and specifications possessed by Seller and assignable warranties, guaranties, governmental permits and certificates of occupancy and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets and Assumed Liabilities, including all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by a Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including applicable unclaimed property and escheat laws; provided, however, that Records shall not include (i) general books of account and books of original entry that comprise Seller’s permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records to the extent related to the assets of Seller other than the Assets or the Excluded Liabilities, (iii) the personnel files and records relating to Branch Employees or (iv) any other books and records of Seller or any of its Affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its Affiliates in connection with the businesses of Seller and its Affiliates that are not being sold hereunder; provided that, with respect to any books and records covered by this subclause (iv), Purchaser shall be permitted to request, and Seller shall reasonably promptly provide upon such request, copies of portions of such books and records to the extent information set forth therein relates to the Assets or the Assumed Liabilities and is reasonably necessary in connection with Purchaser’s operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Assets and the Assumed

Liabilities to the extent necessary to comply with applicable law or regulation (including but not limited to any applicable record retention law or regulation) or tax or accounting requirements or if in connection with any pending or threatened litigation involving Seller, and such records and other documents shall continue to be subject to the confidentiality provisions of this Agreement.
“Regulatory Approvals” means the approval of the DOJ, the Federal Reserve Board, the FDIC, the Indiana Department of Financial Institutions and any other Regulatory Authority required to consummate the P&A Transaction.
“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.
“Returned Items” has the meaning set forth in Section 4.9(c).
“Safe Deposit Agreements” means the agreements that are in Seller’s possession or control relating to safe deposit boxes (other than those with safe deposit box contents that are Escheat Deposits) located in the Branches.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 8.7(h).
“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.
“Seller Taxes” has the meaning set forth in Section 11.1(f).
“Seller’s knowledge” or other similar phrases means information that is actually known to the Persons set forth on Exhibit 1.1(e).
“Straddle Period” means any taxable period beginning prior to or on the Closing Date and ending after the Closing Date.
“Survival Period” has the meaning set forth in Section 12.1(a).
“Tax Claim” has the meaning set forth in Section 11.1(f).
“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.
“Time Deposits” means those time deposits appropriately reported on lines 6648, J473 and J474 on Schedule RC-E of the Seller’s Consolidated Reports of Condition and Income.
“Title Insurance” has the meaning set forth in Section 3.5(i).
“Title Insurer” has the meaning set forth in Section 3.5(i).
“Title Policy” has the meaning set forth in Section 3.5(i).
“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts and negotiable order withdrawal accounts, all as appropriately reported on line 2215 of Schedule RC-E of the Seller’s Consolidated Reports of Condition and Income.
“Transfer Date” means (i) with respect to Branch Employees who are not Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the day after the Closing Date, and (ii) with respect to Branch Employees who are Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the date of active commencement of a Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable, within the time period set forth in Section 8.7(a)(ii).
“Transfer Taxes” has the meaning set forth in Section 8.3.
“Transferred Employee” has the meaning set forth in Section 8.7(a)(i).
“Unauthorized ACH Entry” has the meaning set forth in Section 4.3(b).
“Warranty Amount” has the meaning set forth in Section 4.15(d).
“Warranty Claim” means any liability for any warranty (including any warranty regarding altered items or forged or missing endorsements) of Seller to another financial institution under applicable law, including the Uniform Commercial Code, Regulation CC of the Federal Reserve Board, Regulation J of the Federal Reserve Board, any Operating Circular of the Federal Reserve Board, the rules or policies of any clearinghouse, and any other warranty provisions promulgated under state, federal or other applicable law, relating to any draft, image deposit, check, negotiable order of withdrawal or similar item drawn on or deposited and credited to a Deposit account.

“Welfare Benefits” means the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).
“Wires” has the meaning set forth in Section 4.4.
1.2    Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).
ARTICLE 2

THE P&A TRANSACTION
2.1    Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):
(i)    Cash on Hand;
(ii)    the Owned Real Property;
(iii)    the Personal Property;
(iv)    the Branch Leases;
(v)    the Branch Lease Security Deposits;
(vi)    the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.5;
(vii)    the Negative Deposits;
(viii)    the Safe Deposit Agreements;
(ix)    any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches (other than Excluded Taxes); and
(x)    the Records.

(b)    Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and Purchaser has no interest in or right to any other assets, properties or interests of Seller or any of its Affiliates (including any business relationship that Seller or its Affiliates may have with any customer of Seller or its Affiliates (other than those relationships solely in respect of such customers’ status as a holder of Loans or Deposits) (all assets, properties or interests, other than the Assets, the “Excluded Assets”)). For the avoidance of doubt, except as contemplated by Section 7.9, no right to the use of any sign, trade name, trademark or service mark, or other intellectual property, if any, of Seller, First Financial Bank or any of their respective Affiliates, is being sold, and any such right shall be an Excluded Asset.
2.2    Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) arising on or after the Closing Date and to be discharged, performed, satisfied or paid on or after the Closing Date (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the “Assumed Liabilities”):
(i)    the Deposits, including Deposits in IRAs and Keogh Accounts to the extent contemplated by Section 2.4;
(ii)    the Personal Property, Branch Leases and Owned Real Property;
(iii)    the Safe Deposit Agreements;
(iv)    the Loans (it being understood and agreed that Purchaser is assuming all future funding obligations in respect of any Loan), and the servicing of the Loans pursuant to Section 2.5;
(v)    liabilities to any Transferred Employee in respect of his or her employment with Purchaser arising on or after the Transfer Date, including as set forth in Section 8.7; and
(vi)    liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches (other than the Excluded Taxes).
(b)    Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, of any kind or nature, known, unknown, contingent or otherwise, of Seller or any of its Affiliates, other than the Assumed Liabilities or as otherwise expressly assumed hereunder (all such duties, responsibilities, obligations and liabilities of Seller or any of its Affiliates, other than the

Assumed Liabilities or other obligations expressly assumed hereunder, the “Excluded Liabilities”).
2.3    Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be the sum of the following U.S. dollar amounts:
(a)    An amount equal to (i) 8.0% of the average daily closing balance (including Accrued Interest) of the Transaction Accounts, excluding the Public Finance Deposits, for the ten (10) business day period ending on the day prior to the Closing Date, plus (ii) 4.5% of the average daily closing balance (including Accrued Interest) of the Public Finance Deposits, excluding any Time Deposits contained therein, for the six (6) month period ending on the day prior to the Closing Date, plus (iii) 4.5% of the average daily closing balance (including Accrued Interest) of the Money Market and Savings Deposits, excluding Public Finance Deposits, for the ten (10) business day period ending on the day prior to the Closing Date;
(b)    The aggregate Net Book Value of all the Assets, other than Accrued Interest with respect to the Loans; and
(c)    Accrued Interest with respect to the Loans.
2.4    Assumption of IRA and Keogh Account Deposits. (a) With respect to Deposits in IRAs, Seller will use commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA Deposits (except self-directed IRA Deposits), including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA Deposits affected thereby.
(b)    With respect to Deposits in Keogh Accounts, Seller shall use commercially reasonable efforts and cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee or custodian, as the case may be, thereof, and to adopt Purchaser’s (or such Affiliate’s) form of Keogh Master Plan as a successor to that of Seller. Purchaser (or such Affiliate) will, subject to the approval of the DOJ and the Federal Reserve Board, not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing. With respect to any owner of a Keogh Account who does not adopt Purchaser’s (or such Affiliate’s)

form of Keogh Master Plan, Seller will use commercially reasonable efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.
(c)    If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Exhibit 2.4(c), shall, subject to the approval of the DOJ and the Federal Reserve Board, be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”
2.5    Sale and Transfer of Servicing. The Loans shall be sold on a servicing- released basis and any related escrow deposits shall be transferred to Purchaser. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing Date.
ARTICLE 3
CLOSING PROCEDURES; ADJUSTMENTS
3.1    Closing. (a) The Closing will be held at the Indianapolis offices of Bingham Greenebaum Doll LLP or such other place as may be agreed to by the parties.
(b)    Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the parties anticipate that the Closing Date shall be May ___, 2018 or an earlier mutually agreeable date, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9 (other than conditions which relate to actions to be taken, or documents to be delivered, at the Closing, but subject to the satisfaction or waiver thereof at the Closing), except as otherwise provided in the next sentence of this Section 3.1(b). Unless the parties agree pursuant to Section 4.9(a) that the conversion of the data processing with respect to the Branches, the Assets and Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the following Business Day.
3.2    Payment at Closing. (a) At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount,

Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.
(b)    All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other) on or before 12:00 noon, Eastern time, on the date of payment.
(c)    If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.
3.3    Adjustment of Purchase Price. (a) On or before 12:00 noon, Eastern time, on the two hundred and tenth (210th) calendar day following the Closing Date, Purchaser shall deliver to Seller the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Purchaser to calculate and prepare the Final Closing Statement to enable Seller to verify the amounts set forth in the Final Closing Statement.
(b)    The purchase price on the Final Closing Statement (the “Adjusted Purchase Price”) for the assets shall be the sum of the following U.S. dollar amounts:
(i)    An amount equal to
(1)    8.0% of the average daily closing balance (including Accrued Interest) of the Transaction Accounts, excluding the Public Finance Deposits, for the six (6) month period commencing on the Closing Date and ending on the Measurement Date; plus
(2)    4.5% of the average daily closing balance (including Accrued Interest) of the Public Finance Deposits, excluding the Time Deposits contained therein, for the six (6) month period commencing on the Closing Date and ending on the Measurement Date; provided, however, that if the closing balance of the Designated Public Finance Deposits on the Measurement Date is $0, the average daily closing balance of the Designated Public Finance Deposits shall be excluded from the calculation of the average daily closing balance of the Public Finance Deposits in computing the Adjusted Purchase Price; plus

(3)    4.5% of the average daily closing balance (including Accrued Interest) of the Money Market and Savings Deposits, excluding Public Finance Deposits, for the six (6) month period commencing on the Closing Date and ending on the Measurement Date;
(ii)    The aggregate Net Book Value of all the Assets, other than Accrued Interest with respect to the Loans; and
(iii)    Accrued Interest with respect to the Loans.
(c)    The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Seller of the Final Closing Statement, unless Seller shall notify Purchaser in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Purchaser of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.
(d)    On or before 12:00 noon, Eastern time, on the fifth (5th) Business Day after determination of the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(a)), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.
3.4    Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m., Eastern time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of 11:59 p.m., Eastern time, on the Closing Date. Those items being prorated will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.
(b)    For purposes of this Agreement, items of proration and other adjustments shall include: (i) base rental and additional rental payments under the Branch Leases; (ii) wages, salaries and employee compensation, benefits and expenses; (iii) trustee or custodian fees on Deposits in IRAs and Keogh Accounts; (iv) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (v) safe deposit rental payments previously received by Seller.
3.5    Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:
(a)    Deeds and other instruments of conveyance as may be necessary to sell, transfer and convey all of Seller’s right, title and interest in and to the Owned Real Property to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), in forms to be reasonably agreed upon by Seller and Purchaser;
(b)    A bill of sale in substantially the form of Exhibit 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser;
(c)    An assignment and assumption agreement in substantially the form of Exhibit 3.5(c), with respect to the Assumed Liabilities, except for Loans as contemplated by Section 3.5(h) (the “Assignment and Assumption Agreement”);
(d)    Lease assignment and assumption agreements, in recordable form with respect to each Branch Lease that has a memorandum of lease of public record, in substantially the form of Exhibit 3.5(d), with respect to each of the Branch Leases (the “Branch Lease Assignments”);
(e)    The certificate required to be delivered by Seller pursuant to Section 9.1(e);
(f)    Seller’s resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;
(g)    A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation 1.1445-2(b)(2)(iv)(B);

(h)    an executed global assignment of the Loan Documents, in substantially the form of Exhibit 3.5(h)-1 (the “Loan Document Assignment”), assigning all of the rights, benefits and title to each of the Loans, and a power of attorney, in substantially the form of Exhibit 3.5(h)-2.
(i)    Affidavits and such other customary documentation as shall be reasonably required by Meridian Title Corporation or another title company jointly selected by Purchaser and Seller (the “Title Insurer”) to issue title insurance policies (each, a “Title Policy,” and collectively, the “Title Insurance”) with respect to the Real Property (other than Leased Real Property in respect of which there is no memorandum of lease of public record) insuring Purchaser or its designee as either owner of marketable fee simple title (in the case of each of the Owned Real Properties) or holder of marketable leasehold interest (in the case of each of the Leased Real Properties in respect of which a memorandum of lease is of public record), subject only to Permitted Encumbrances;
(j)    The Safe Deposit Agreements, Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches; and
(k)    The Records.
3.6    Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:
(a)    The Assignment and Assumption Agreement;
(b)    Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;
(c)    The Branch Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;
(d)    The Loan Document Assignment and such other instruments and documents as Seller may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Loan Documents, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date; and

(e)    The certificate required to be delivered by Purchaser pursuant to Section 9.2(e).
3.7    Delivery of the Loan Documents. As soon as reasonably practicable after the Closing Date (but in no event later than ten (10) Business Days after the Closing Date), Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents with exported metadata) then maintained by Seller or its Affiliates. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller’s interest in any collateral securing any Loan, except as specifically set forth herein. Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be borne equally by Seller and Purchaser.
3.8    Owned Real Property Filings. On the Closing Date, Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order (or shall otherwise provide the Title Company with any and all documents necessary for the Title Insurer to confirm) that the legal and equitable title to Owned Real Property (and to each parcel of Leased Real Property with respect to which Purchaser shall choose to acquire Title Policies) shall be duly vested in Purchaser. The Title Insurance and all escrow closing costs shall be borne equally by Purchaser and Seller.
3.9    Allocation of Purchase Price. (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement setting forth the allocation of the Purchase Price, the Assumed Liabilities and any other liability or other amount of consideration that is properly included in the amount realized by Seller or cost basis to Purchaser with respect to the P&A Transaction in accordance with Section 1060 of the Code (the “Draft Allocation Statement”). If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and

Seller) or determined by an accounting firm under this Section 3.9(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.
(b)    Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.
ATRICLE 4

TRANSITIONAL MATTERS
4.1    Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:
(a)    Not later than five (5) calendar days after the date of this Agreement, Seller will meet with Purchaser at Seller’s headquarters to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser (i) any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information) or (ii) any email conversion and forwarding, fax forwarding, phone forwarding services.
(b)    Seller shall use reasonable best efforts to deliver to Purchaser the specifications and conversion sample files no later than five (5) calendar days after the date of this Agreement.

(c)    From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and online banking information (such as billpay subscribers and payees and email addresses) and any other related information with respect to the Deposits and the Loans.
(d)    Not later than fifteen (15) calendar days after the date of this Agreement, Purchaser shall complete Seller’s information security assessment and, in connection therewith, Purchaser shall promptly provide Seller with all information related to Purchaser and its Affiliates that is reasonably requested by Seller.
(e)    Not later than five (5) calendar days after the date of this Agreement, Purchaser and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with Section 4.2 and (ii) the mailing file requirements of Purchaser in connection with such customer notifications.
4.2    Customers. (a) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):
(i)    Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and
(ii)    each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.
A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of mailing, posting, or other dissemination of such form to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. Seller shall have the right to add customer transition information to any customer notifications to be sent by Purchaser pursuant to this Section 4.2 and such information may, at Seller’s option, be included either directly in Purchaser’s notification or in an additional insert that shall accompany the applicable Purchaser notification. Any customer notifications sent by Purchaser pursuant to this Section 4.2 shall only include the last four digits of any account number of Seller. All costs and expenses of any notice or communication sent or published by

Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within five (5) calendar calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing, not to be unreasonably withheld, conditioned or delayed in the case of communications compliant with applicable law.
(b)    Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.
(c)    Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier’s checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller, First Financial Bank or any of their respective Affiliates.
(d)    Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be one hundred eighty (180) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.
4.3    ACH Debit or Credit Transactions. (a) Seller will provide to Purchaser on the Closing Date all of those automated clearing house (“ACH”) originator arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH systems and will so transfer any other such arrangements. For a period of one hundred eighty (180) calendar days following the Closing, in the case of ACH debit or credit transactions (“ACH Entries”) to accounts constituting Deposits (the final Business Day of such period being the “ACH Entries Cut-Off Date”), Seller shall transfer to Purchaser all received ACH Entries in multiple files at reasonable intervals over the course of each Business Day. Such transfers shall contain ACH Entries effective for that Business Day only. Seller shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable

Deposit account or the applicable Deposit account being closed. Purchaser shall advise Seller of ACH Entries to be returned by 10:00 a.m., Eastern time, on the Business Day following the day on which the applicable ACH Entry was forwarded to Purchaser. Purchaser shall provide an ACH Entries test file to Seller for validation of format at least thirty (30) calendar days prior to the Closing Date. Compensation for ACH Entries not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by NACHA — The Electronic Payments Association. After the ACH Entries Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Branches. At the time of the ACH Entries Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.
(b)    Purchaser agrees that in the event that it or any of its Affiliates receives any ACH Entries related to the Deposits prior to the Closing (each, an “Unauthorized ACH Entry”), Purchaser shall not accept such Unauthorized ACH Entry and will return the related ACH Entries to the originators through the ACH clearing house. Purchaser agrees to indemnify Seller for any claims or losses that Seller may incur as a result of Purchaser’s non-compliance with its obligations set forth in the preceding sentence.
(c)    As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for ACH Entries of such accounts by third parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Purchaser. Beginning on the Closing Date, Purchaser shall provide, through the ACH clearing house, electronic Notification of Change Entries to the ACH originators of such ACH Entries with account numbers relating to the Deposits. Purchaser shall provide an ACH Notification of Change test file to Seller for validation of format at least thirty (30) calendar days prior to the Closing Date.
(d)    Purchaser shall establish ACH service prior to the Closing Date for all ACH originator accounts. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to the Closing Date including appropriate client testing. Any ACH origination file received prior to the Closing Date regardless of the effective date will be processed by Seller. Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, Closing Date. Seller may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to one hundred eighty (180) calendar days following the Closing Date or the effective date of the last file processed by Seller prior to the Closing Date, whichever is later. These settlement transactions will be posted to Purchaser’s DDA account and Purchaser will be provided the details of these transactions to post.
4.4    Wires. After the Closing Date, Seller shall (a) no longer be obligated to process or forward to Purchaser any incoming or outgoing wires (“Wires”) received by Seller for credit to accounts constituting Deposits and (b) return all Wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit.
4.5    Access to Records. (a) From and after the Closing Date, each of the parties shall permit the other, at such other party’s sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for the greater of (x) seven (7) years and (y) such periods as are required by applicable law, unless the parties shall agree in writing to a longer period.
(b)    Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(b) and 7.2(c).
4.6    Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.
(b)    Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.
(c)    Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.
4.7    Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.
4.8    ATM and Debit Cards. Seller will provide Purchaser with a list of ATM and debit cards issued by Seller to depositors of any Deposits or to borrowers of any HELOC Accounts, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than five (5) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record upon reasonable request prior to the Closing along with other conversion sample files. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods) and the completion of the Merger and the Bank Merger, Purchaser shall reissue ATM access/debit cards to depositors of any Deposits and to borrowers of any HELOC Accounts not earlier than thirty (30) calendar days nor later than ten (10) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and debit card transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all debit card transactions initiated before the Closing with debit cards issued by Seller to access Transaction Accounts or HELOC Accounts.
4.9    Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed prior to the opening of business on the first Business Day following the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction.
(b)    As soon as practicable and no later than three (3) Business Days prior to the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account and to each borrower in respect of a HELOC Account (i) a letter approved by Seller requesting that such depositor or borrower promptly cease writing Seller’s drafts against such Transaction Account or HELOC Account (as applicable) and (ii) new drafts which such depositor or borrower may draw upon Purchaser against such Transaction Accounts or HELOC Accounts (as applicable). Purchaser shall use its reasonable efforts to cause these depositors and borrowers to begin using such new drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable efforts to develop procedures that cause Seller’s drafts against Transaction Accounts and HELOC Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the one hundred eighty (180) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account or HELOC Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account or HELOC Account drafts drawn against Transaction Accounts or HELOC Accounts (as applicable). Seller shall have no obligation to pay such forwarded Transaction Account or HELOC Account drafts. Upon the expiration of such one hundred eighty (180) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts and HELOC Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the one hundred eighty (180) calendar-day period following the Closing Date in accordance with Exhibit 4.9.
(c)    Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within one hundred eighty (180) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than one hundred eighty (180) calendar days after the Closing will be the responsibility of Seller.
(d)    During the one hundred eighty (180) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. For one hundred eighty (180) calendar days after the Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.
(e)    No later than thirty (30) calendar days prior to the Closing Date, Purchaser will open and maintain a demand deposit account with Seller to be used for settlement activity for deposits and loans/lines following the Closing Date. Seller will provide Purchaser with a daily statement for this account. Purchaser will be responsible for initiating all funding and draw-down activity against this account. Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status. Activity that will be settled through this account will include items drawn on a Deposit but presented to Seller for payment, ACH transactions, direct debit transactions, Returned Items, and payments made to Seller for Loans.
4.10    Infrastructure Installation. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted reasonable access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of planning to install automated equipment for use by Branch personnel. Following the receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods) and the completion of the Merger and the Bank Merger, Seller grants to Purchaser a license at each of the Branches to (i) install voice and data circuits to the main point of entry at each Branch, (ii) install Purchaser’s network interface equipment (router/switches), and (iii) extend circuit demarcation points from the main point of entry at the applicable Branch to such network interface equipment (collectively, the “Infrastructure Installation”); it being agreed that, under no circumstance, shall the Infrastructure Installation include the installation or modification of station cabling for equipment, including printers, phones, personal computers and security cameras. All Infrastructure Installations shall be in accordance with the following terms and conditions:
(a)    The Infrastructure Installation shall be at the sole cost and expense of Purchaser, including the cost of obtaining all permits, licenses or other approvals, the cost of moving Seller’s furniture, fixtures or equipment, and the cost of internal or external utility relocation. Purchaser shall be solely responsible for repairing or replacing any damage or destruction to its installed infrastructure. Additionally, Purchaser shall repair any damage occurring at any Branch during the Infrastructure Installation process as a result of the installation and shall restore any area altered to its pre-existing condition if the Closing does not occur. Purchaser shall be permitted to ship to, and store at, appropriate Branches any equipment necessary for the Infrastructure Installation; provided, however, that the shipment and storage of any such equipment shall not occur until thirty (30) Business Days prior to the Closing Date and does not reasonably interfere with the Business of the Branches.
(b)    The Infrastructure Installation shall be completed in a commercially reasonable and workmanlike manner and shall comply with the requirements of all local, state, and federal governmental authorities and quasi-governmental authorities, including with respect to materials and installation. Purchaser shall be responsible for obtaining all permits, licenses, or other approvals necessary for the Infrastructure Installation. Seller shall reasonably cooperate with Purchaser to obtain the necessary permits, licenses, or other approvals. Purchaser shall provide proof of receipt of approvals and permits to Seller upon request.
(c)    Purchaser shall use commercially reasonable efforts to ensure that the Infrastructure Installation will be performed in an environmentally friendly manner (including the recycling of appropriate materials) and in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches. The Infrastructure Installation that would reasonably be expected to interfere with Seller’s normal business activities or with the business activities of other users of the property at which the Branch is situated may be required to be scheduled after regular business hours, at Purchaser’s sole cost and expense.
(d)    Prior to the commencement of any work, Purchaser shall submit to Seller plans and specifications for the Infrastructure Installation (“Installation Plans”), including drawings and renderings providing the specifications of the infrastructure to be installed, locations and any required changes to the existing physical building and current infrastructure. Purchaser shall not proceed with any Infrastructure Installation until Seller’s written approval has been obtained (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser shall provide at least three (3) Business Days’ advance written notice of a proposed time or times for access, and Seller shall confirm in writing that the proposed time is acceptable with Seller or the parties shall agree upon an alternative time. All Infrastructure Installation work shall be coordinated with Seller to allow Seller to be present on site during all such work. All Infrastructure Installation shall be subject to the on-site direction of Seller with respect to protecting Seller’s physical and information security and live technology environment, which may include work stoppage at the sole discretion of Seller without any liability to Seller hereunder.

(e)    If the Branch is located on Leased Real Property, the Infrastructure Installation shall comply with the applicable Branch Lease, including obtaining the landlord’s approval of any Infrastructure Installation if required. Where required under the applicable Branch Lease, landlord approval of the Installation Plans shall be obtained prior to the commencement of any Infrastructure Installation.
(f)    Prior to commencing any Infrastructure Installation, Purchaser shall provide a certificate of insurance to Seller acceptable to Seller in its sole discretion, evidencing (a) statutory workers’ compensation insurance coverage and (b) public liability and property damage insurance coverage in the minimum amount of $1,000,000, and evidence that such insurance is (i) issued by an insurance company reasonably acceptable to Seller and admitted to engage in the business of insurance in the state in which the Branch is situated, (ii) primary and noncontributing insurance for all claims, and (iii) renewable, not cancelable, and not the subject of material change in coverage or available limits of coverage, except on thirty (30) calendar days’ prior written notice to Seller.
(g)    Purchaser agrees that the Infrastructure Installation by Purchaser or its agents or contractors shall be at the risk of Purchaser, and Purchaser hereby assumes all risk and responsibility for any loss, damage to, or theft of the Infrastructure Installation and neither Seller nor its Affiliates or insurers shall be liable to Purchaser for any injury or damage to the Infrastructure Installations arising from any act or omission of any officer, director, shareholder, employee, agent, contractor or invitee of Seller or any of its Affiliates or the act or omission of any other person whatsoever. Neither Seller nor any of its Affiliates will be insuring, and shall have no obligation to insure, directly or as part of any policy of insurance now or hereafter held by Seller or any of its Affiliates in whole or in part with respect to the Branches, any of the Infrastructure Installations.
(h)    Purchaser will indemnify Seller and save it harmless from and against any and all claims, actions, damages, liability and expense, including reasonable attorneys’ fees, in connection with Purchaser’s access to the Branches and/or the Infrastructure Installations at the Branches pursuant to this Agreement or occasioned wholly or in part by act or omission of Purchaser, its employees, contractors, or agents (including any liens that may arise from work being performed at Purchaser’s request at the Branches). The provisions of this paragraph shall survive the termination or earlier expiration of the term of this Agreement.
4.11    Employee Training. In accordance with the terms of this Agreement, within fifteen (15) calendar days of the date of this Agreement, Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training and informational meetings to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees; it being agreed that, prior to, and on, the Closing

Date, all Branch Employees shall remain under Seller’s control. Any such training and informational meetings shall occur at a time and date that is reasonably acceptable to both Seller and Purchaser (which date shall be after receipt of Regulatory Approvals (except for the expiration of statutory waiting periods) and the completion of the Merger and the Bank Merger). All training and employee informational meetings shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities and informational meetings to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities or informational meetings, and Purchaser shall reimburse Seller for reasonable costs and expenses (including compensation related costs and expenses) incurred in connection with replacement employees for such prospective Transferred Employees excused from their duties at the Branches for such training activities or informational meetings for the periods during which such prospective Transferred Employees are excused, where such replacement employees are reasonably determined by Seller to be needed to maintain ongoing operations at the Branches without disruption. Within fifteen (15) calendar days of the date of this Agreement, Purchaser shall provide Seller with Purchaser’s proposed plan for the training of all anticipated Transferred Employees and, within ten (10) Business Days of Seller’s receipt of such plan, Seller shall provide Purchaser with an estimate of the anticipated costs of implementing Purchaser’s proposed training program. Notwithstanding the foregoing, Seller and Purchaser shall reasonably cooperate in good faith to minimize the costs of such training program in a manner consistent with achieving its intended purpose. In addition, from and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Branch Employees.
4.12    Night Drop Equipment. Following the Closing and prior to the first Business Day following the Closing Date, Purchaser, at its sole cost and expense, shall rekey all night drop equipment located within the Branches in such a manner that, from and after the first Business Day following the Closing Date, no Person who had the ability to access such night drop equipment prior to the Closing shall be able to continue to access such night drop equipment with the same access key that such Person was using prior to the Closing. The parties hereby acknowledge and agree that all of the night drop equipment located within the Branches shall be sealed by Seller at approximately 9:00 a.m., local time, on the Closing Date and, from and after such time, Purchaser shall not unseal such night drop equipment until it has been rekeyed in accordance with the preceding sentence.
4.13    Expenses Relating to Transitional Matters. Except as expressly provided otherwise in this Agreement, Purchaser and Seller shall each be responsible for the payment of their respective out-of-pocket third party fees or expenses reasonably incurred by such party in connection with the preparation of the Branches for transfer to Purchaser in accordance with the terms of this Agreement.
4.14    Access to the Branches on the Closing Date. Purchaser agrees that, with respect to each Branch, on the Closing Date neither it nor any of its agents, Affiliates or representatives shall be permitted to access such Branch until Seller has completed its decommissioning of such Branch, which shall include the disabling of Seller’s information systems at the Branch and the removal of any personal property, equipment or other assets located at the Branch that do not constitute Assets; it being agreed that, notwithstanding the foregoing, on the Closing Date, Purchaser shall be permitted to have one representative present at each Branch in order to ensure that the actions taken by Seller in connection with such decommissioning comply with the terms of this Agreement. Seller shall use its reasonable best efforts to complete its decommissioning of each Branch not later than 10:00 p.m., local time, on the Closing Date, it being understood that Seller is authorized to shut down the ATMs at the Branches at an earlier time following the close of business on the Closing Date as determined by Seller.
4.15    Customer Claims. (a) In instances where a depositor of a Deposit made an assertion of error regarding an account constituting a Deposit account pursuant to federal regulations or Seller’s internal policies and procedures, and, prior to the Closing, Seller recredited the disputed amount to the relevant account during the conduct of the error investigation, during the one hundred and twenty (120) calendar days following the Closing (the “Customer Claims Period”), Purchaser agrees to comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller where the depositor is determined by Seller liable for such disputed amount.
(b)    During the Customer Claims Period, in instances where (i) a depositor of a Deposit makes, or prior to Closing has made, an assertion of error regarding an account constituting a Deposit account pursuant to federal regulations or Seller’s internal policies and procedures that was alleged to have occurred prior to Closing, and (ii) Seller determines in accordance with its internal policies and procedures to recredit the disputed amount to such depositor, Seller shall transfer to Purchaser the disputed amount and Purchaser shall credit the relevant account of the depositor in an amount equal to the disputed amount. In instances where, during the Customer Claims Period, Seller determines that the depositor is liable for such disputed amount, Purchaser agrees to comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller.
(c)    The parties agree that all transfers or remittances made between Seller and Purchaser pursuant to Sections 4.15(a) or 4.15(b) shall be made through the demand deposit account established by Purchaser pursuant to Section 4.9(e).

(d)    From the Closing Date through the third (3rd) anniversary thereof, Seller shall promptly notify Purchaser upon learning of any Warranty Claim, and Seller and Purchaser shall cooperate to resolve any Warranty Claims, including by Purchaser debiting such Deposit account for the amount at issue in the applicable Warranty Claim (the “Warranty Amount”) or otherwise using reasonable efforts to obtain the Warranty Amount from such Deposit accountholder to the extent such accountholder remains an accountholder of a Deposit assumed by Purchaser under this Agreement. Purchaser shall promptly remit to Seller the Warranty Amount, or the maximum amount Purchaser is able to debit such account by or to otherwise obtain from such Deposit accountholder, if less than the Warranty Amount.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as follows, except as set forth in the Seller Disclosure Schedule:
5.1    Corporate Organization and Authority. As of the date hereof, Seller is an Indiana state chartered bank, duly organized and validly existing under the laws of the State of Indiana, and has the requisite power and authority to conduct the business now being conducted at the Branches. As of the Closing Date, First Financial Bank will be an Ohio state chartered bank, duly organized and validly existing under the laws of the State of Ohio, and will have the requisite power and authority to conduct the business now being conducted at the Branches. Seller and each of its Affiliates has the requisite corporate power and authority and has taken all shareholder and corporate action necessary in order to execute and deliver this Agreement and the other instruments and documents contemplated hereby and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller, and upon consummation of the Bank Merger will be enforceable against First Financial Bank, in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
5.2    No Conflicts. The execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby by Seller does not, and will not, (i) violate any provision of its charter or by-laws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iii) assuming the receipt of any required third party consents under the Branch Leases, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Assets and Assumed Liabilities or would materially prevent or delay Seller from performing its obligations under this Agreement in all material respects. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing in all material respects and, to Seller’s knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.
5.3    Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. There are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect.
5.4    Leases. Each Branch Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor, any material default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or the lessor, under any such Branch Lease. The Branch Leases give Seller the right to occupy the building and land comprising the related Branch in accordance with the terms of such Branch Lease. There are no subleases relating to any Branch created or suffered to exist by Seller.

5.5    Litigation. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to the Branches, the Assets or the Assumed Liabilities or against any of the Branches that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
5.6    Regulatory Matters.
(a)    There are no pending or, to Seller's knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or formal or informal investigation or inquiry by any such agency or authority, relating in any material respect to the Branches, the Assets or the Assumed Liabilities.
(b)    Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.
5.7    Compliance with Laws. All business of the Branches or relating to the Assets and the Assumed Liabilities has been conducted in compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto, except for non-compliance which would not reasonably be expected to have a Material Adverse Effect.
5.8    Loans. (a) Each Loan:
(i)    represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor. Seller has no knowledge that any such Obligor at the time of such execution lacked capacity under applicable law to contract or that any signature on any Loan Documents is not the true original or facsimile signature of the Obligor on the Loan involved;
(ii)    is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
(iii)    (A) was originated by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) to the extent carried on the books and records of Seller as secured Loans, is secured by valid and assignable liens, which are perfected, and has the priority reflected in Seller’s records and (C) contains enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefor; and (D) complies in all material respects with all applicable requirements of federal, state, and local laws, and regulations thereunder; and
(b)    The servicing practices of Seller used with respect to the Loan have been consistent with Seller’s practices in all material respects and have been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder; and the Loan is owned by Seller free and clear of any Encumbrances, other than Permitted Encumbrances.
(c)    As of the date of this Agreement, there are no obligations to repurchase any Loans or interests therein with respect to which any third party is a participant in such Loans on account of a payment default by the Obligor on any such Loan.
(d)    Except as set forth in Section 5.8(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Loans or any documents, instrument or agreement in the loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.
5.9    Records. The Records pertaining to the Assets and Assumed Liabilities are accurate and correct in all material respects and accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder. The Records include in all material respects all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as may be required under applicable law in all material respects. The Records include an original executed promissory note or an image which can be used as a substitute for such executed promissory note evidencing each Loan. The Records pertaining to the Assets and Assumed Liabilities include information that will reasonably be expected to be sufficient to allow Purchaser to comply in all material respects with applicable legal anti-money laundering and privacy requirements immediately following the Closing Date.

5.10    Title to Assets. Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to, or in the case of leased Assets (subject to receipt of the consents and approvals set forth in Schedule 5.3 of the Seller Disclosure Schedule), a valid leasehold interest in, all of the material Assets, free and clear of any Encumbrances, other than Permitted Encumbrances.
5.11    Deposits. All of the Deposit accounts have been administered and originated in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Purchaser, and, to Seller’s knowledge, there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority or any Encumbrance (other than a Permitted Encumbrance).
5.12    Environmental Laws; Hazardous Substances. Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, each parcel of Real Property:
(a)    is and has been operated by Seller in compliance with all applicable Environmental Laws;
(b)    is not the subject of any written notice received by Seller (i) from any governmental authority alleging the violation of or any liability under any applicable Environmental Laws or (ii) from any other Person alleging the violation of or liability under, any applicable Environmental Laws;
(c)    is not currently subject to any court order, administrative order or decree arising under any Environmental Law;
(d)    has not been used by Seller or, to Seller’s knowledge, any other Person for the disposal of Hazardous Substances and, to Seller’s knowledge, is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law;
(e)    to Seller’s knowledge, with respect to any Hazardous Substances, the only use of any such Hazardous Substances has been in such amounts and types as is lawful under Environmental Law; and

(f)    to Seller’s knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.
5.13    Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Keefe, Bruyette & Woods, Inc., for which Seller or its Affiliates (or First Financial and its Affiliates) shall be solely liable.
5.14    Property. (a) Seller has, and will convey to Purchaser at the Closing, good and marketable title, such as is insurable by any reputable title insurance company, to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. No lien, judgment or encumbrance which (A) does not specifically pertain to the Real Property and (B) is insured by the title company insuring Purchaser’s title to the Real Property, shall be deemed to render title to the Real Property unmarketable or uninsurable.
(b)    Seller has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Owned Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser’s use and enjoyment of the Owned Real Property, to Seller’s knowledge, there is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened before any governmental authority that relates to Seller or the Owned Real Property.
(c)    Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches, nor, to Seller’s knowledge, has any such proceeding been threatened.
(d)    Seller has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and, to Seller’s knowledge, no such default or breach now exists.
(e)    Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property (other than the Branch Leases), and to Seller’s knowledge, the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or which would materially limit or restrict

Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.
(f)    Seller has valid title to its Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in working order in all material respects (subject to ordinary wear and tear).
5.15    Absence of Certain Changes or Events. Since January 1, 2018, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.16    Employee Benefit Plans; Labor Matters. (a) Seller has provided to Purchaser on the date hereof, in writing, a complete and accurate list of the Branch Employees as of no more than ten (10) Business Days prior to the date of this Agreement, with such list indicating each Branch Employee’s job title, status (active or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive plan and incentive compensation for performance year 2017, business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), annual vacation entitlement and date of hire (original and most recent as applicable). Such list shall be updated by Seller and provided to Purchaser on dates that are mutually agreed to by Purchaser and Seller. All Branch Employees are “at-will” employees of Seller.
(b)    No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.
(c)    No Branch Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Branch Employee’s employment with Seller. With respect to any Branch Employee, (i) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s knowledge, threatened.
5.17    Available Funds. Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3.

5.18    Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
6.1    Corporate Organization and Authority. Purchaser is an Indiana state chartered bank, duly organized and validly existing under the laws of the State of Indiana and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the other instruments and documents contemplated hereby and to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
6.2    No Conflicts. The execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
6.3    Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
6.4    Regulatory Matters. (a) There are no pending or, to Purchaser’s knowledge, threatened supervisory or other disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
(b)    Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason that it will not receive any necessary approval or authorization of all applicable bank Regulatory Authorities within a time that permits the Closing to occur by the date that is 180 days after the closing of the Merger and the Bank Merger.
(c)    Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of Purchaser’s primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.
(d)    Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals.
(e)    Purchaser and each of its subsidiaries or Affiliates that is an insured depository institution was rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.

(f)    Purchaser and each of its subsidiaries have complied with and are not in default or violation of any applicable laws, regulations or rules relating to anti-money laundering, consumer protection and discriminatory lending or leasing practices, and Purchaser’s record of compliance with such laws, regulations and rules is consistent with the granting of all Regulatory Approvals.
(g)    Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.
6.5    Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.
6.6    Operation of the Branches. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.
6.7    Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Raymond James & Associates, Inc., for which Purchaser shall be solely liable.
6.8    Financing to be Available. Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.
6.9    Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 7
COVENANTS OF THE PARTIES
7.1    Activity in the Ordinary Course. From the date hereof until the Closing Date, except (i) as set forth on Schedule 7.1 of the Seller Disclosure Schedule, (ii) as may be required in connection with the Merger or Bank Merger, (iii) as may be required by a Regulatory Authority or applicable law or (iv) as contemplated hereby, Seller (a) will, with respect to the Branches, the Assets and the Assumed Liabilities, use its commercially reasonable efforts to preserve its business relationships with depositors, (b) will use reasonable efforts to maintain the Branches in their current condition, ordinary wear and tear excepted, (c) use its commercially reasonable efforts to conduct the business of the Branches and preserve the Assets and Assumed Liabilities in all material respects in the ordinary and usual course of business consistent with past practice and in a manner consistent with the requirements of Seller’s agreement with the DOJ, and (d) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)    Increase or agree to increase the salary or wage rate and incentive opportunity of any Branch Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice (however, such increases shall, in no event, increase the aggregate cash compensation for Branch Employees by more than 3% on an annualized basis or for any individual Branch Employee by more than 10%);
(ii)    Establish, adopt, enter into or amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Branch Employees that would result in any material increase in liability for Purchaser, other than any adoption or amendment of any such plan, agreement or arrangement that applies uniformly to Branch Employees and employees of Seller;
(iii)    (A) Transfer any Branch Employee to another branch, facility or office of Seller or any of its Affiliates which is not a Branch, or (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Branch Employee to any Branch other than in the ordinary course of business;
(iv)    Hire any employee for any of the Branches other than in the ordinary course and consistent with past practices, including, with respect to the type of position filled and the compensation and benefit levels;
(v)    Terminate any Branch Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(vi)    Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including deposit pricing policies in effect for such Branch as of the date hereof), subject to the limitation in (vii) below;
(vii)    Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller’s past practice or, without limiting the generality of the foregoing, accept any brokered deposits at the Branches;
(viii)    Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (A) pursuant to an unsolicited customer request or (B) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;
(ix)    Amend, modify or extend any Loan, except (a) in the ordinary course of business, (b) as required by law or the terms of any Loan Document or (c) in the manner provided in Section 7.8;
(x)    Originate any loan at the Branch or that is attributed to the Branch, except in the ordinary course of business consistent with Seller’s approved lending policies;
(xi)    Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice;
(xii)    Make or agree to make any material improvements to the Owned Real Property or the leased property subject to a Branch Lease, except normal maintenance or refurbishing purchased or made in the ordinary course of business;
(xiii)    Close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch;
(xiv)    Amend, terminate or extend in any material respect any Branch Lease;
(xv)    Release, compromise or waive any material claim or right that is part of the Assets or the Assumed Liabilities;
(xvi)    Agree with, or commit to, any person to do any of the things described in clauses (i) through (xv) except as contemplated hereby;
(xvii)    Enter, and shall not cause or permit any of its respective directors, officers, employees, agents or other representatives directly or indirectly to enter, into any discussions, negotiations or agreements with, or provide information to, any person, entity or group other than Purchaser relating to any proposal or offer for or inquiry about any transaction involving the sale of the Branches, assumption of the Assumed Liabilities, or sale of the Assets.
7.2    Access and Confidentiality. (a) Until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets and the Assumed Liabilities; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating to Excluded Assets. Seller shall identify to Purchaser, on or before the date of this Agreement, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches and Purchaser shall be responsible for any documented out-of-pocket third party costs reasonably incurred by Seller in connection with furnishing such information; provided, however, that nothing herein shall afford Purchaser the right to review any information relating to Excluded Assets. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller’s business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and, to the extent permitted, disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information which was or becomes available to Seller on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates, the Branches, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of

Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the nonpublic information required to be disclosed.
(c)    From and after the Closing, Purchaser shall keep confidential nonpublic information in its possession (other than information which was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) relating to Seller and its Affiliates other than the Branches, the Assets and the Assumed Liabilities; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.
7.3    Regulatory Approvals. (a) As soon as practicable and in no event later than twenty (20) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Purchaser shall take all necessary actions to obtain each such approval as promptly as reasonably practicable and to permit the Closing to occur no later than the 180th day after the closing of the Merger and the Bank Merger and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto with a reasonable opportunity to review prior to filing, other than material filed in connection therewith under a claim of confidentiality.
(b)    The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.
(c)    Purchaser shall not, and shall cause its Affiliates to not, knowingly take any action that would reasonably be expected to result in a Material Adverse Effect.
7.4    Consents. (a) Seller agrees to use reasonable best efforts to obtain from lessors under Branch Leases and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that, in the case of any Branch Lease, if any consent set forth in this Section 7.4(a) is not obtained notwithstanding Seller’s use of reasonable best efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to enter into a sublease on substantially the same terms (if permitted by the applicable Branch Lease) or make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the extent reasonably possible, the benefits and burdens of the properties subject to Branch Leases in a manner that does not violate the applicable Branch Lease (for the same cost as would have applied if the relevant consent had been obtained); provided, further, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its reasonable best efforts to obtain any such required consents. If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise reasonable best efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Branch Lease pursuant to the terms of this Agreement applicable to leases assigned at Closing, and the parties shall restructure the applicable alternative arrangement. Purchaser and Seller agree to use commercially reasonable efforts to take the actions set forth on Exhibit 7.4(a).
(b)    Unless otherwise directed by Purchaser, Seller shall use reasonable best efforts to procure estoppel certificates substantially in the form of Exhibit 7.4(b)-1 attached hereto from each lessor under Branch Leases; provided that if any estoppel certificate as set forth in this Section 7.4(b) is not obtained, notwithstanding Seller’s use of reasonable best efforts as required hereunder, the Assets and Assumed Liabilities associated with the subject Branch shall be transferred to Purchaser and the parties shall negotiate in good faith and Seller shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser with respect to such Branch Lease, which shall include Seller providing a certification, substantially in the form of Exhibit 7.4(b)-2 attached hereto, as to all items set forth in the form of estoppel to the extent any such items are not addressed in this Agreement, provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to lessors in connection with the utilization of reasonable best efforts to obtain such estoppel certificates in excess of $5,000 per Branch Lease.
7.5    Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
(b)    From time to time following the Closing, at Purchaser’s request and sole expense, Seller will duly execute and deliver such Loan Documents, assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities.
(c)    Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.
7.6    Solicitation of Accounts; Non-Solicitation. (a) (i) During the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date, Seller and its Affiliates shall not solicit financial services business, including deposits, loans and other financial products, from the customers included in the Assets and Assumed Liabilities that are to be assumed by Purchaser pursuant to this Agreement. Except as set forth in the foregoing sentence, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services or any other businesses, including deposits, loans and other financial products. Purchaser understands and acknowledges that Seller or its Affiliates will conduct banking operations in the same geographic area as the Branches.
(b)    Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way intended to induce such customers to close any account with Seller and open accounts directly with Purchaser. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.
(c)    For a period of one (1) year following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit for employment any Transferred Employee; provided, however, that nothing in this Section 7.6(c) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee, (iii) soliciting any Transferred Employee who has not been employed by Purchaser or its Affiliates during the six (6) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees.
(d)    If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.6 without violating applicable law.
7.7    Insurance. Seller will use reasonable best efforts to maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8    Servicing Prior to the Closing Date. With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with the servicing provided by Seller with respect to its loans that are not to be transferred to Purchaser under the terms of this Agreement.
7.9    Change of Name, Etc. Immediately after the Closing, Purchaser will (a) change the name and logo on all documents, Branches and other facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to any Regulatory Authorities required as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal or covering of Seller’s signage (or the removal or covering of signage of an Affiliate of Seller, if applicable) by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) Purchaser shall use commercially reasonable efforts to ensure that such removals and installations will be performed in an environmentally friendly manner (including the recycling of such materials) and in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition. During the fourteen (14) calendar day period following the Closing, Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branches to allow Seller the opportunity to confirm Purchaser’s compliance with the terms of this Section 7.9.
7.10    Right to Put Loans. Upon written notice from Purchaser to Seller within one hundred and eighty (180) calendar days after the Closing Date, Purchaser shall have the right to require Seller to repurchase from Purchaser, at the option of Purchaser, any of the Loans (each loan for which notice is timely given is a “Put Loan”). The Seller agrees that it shall repurchase each Put Loan within five (5) business days following receipt of notice from Purchaser. The repurchase price for each Put Loan shall be paid by wire transfer and shall be equal to the unpaid principal balance plus accrued and unpaid interest as of the business day prior to the date of such repurchase for each Put Loan in question. Upon the repurchase of any Put Loan, Purchaser shall, at its own expense, endorse all notes documenting the Put Loan and execute such other documents as may be reasonably requested by Seller to transfer Purchaser’s right, title and interest in such Put Loan, to perfect title to such mortgages in Seller, and to make Seller the mortgagee or other secured party of record. Seller shall pay the fees charged by any registry to record mortgage assignments. With respect to any Put Loan for which an escrow amount was remitted by Seller to Purchaser, Purchaser shall remit back to Seller the escrow monies held on account of the applicable Put Loan plus any accrued and unpaid interest thereon as of the date of repurchase.
ARTICLE 8

TAXES AND EMPLOYEE BENEFITS
8.1    Tax Representations. Seller represents and warrants to Purchaser that all material Tax Returns with respect to the Assets, the Assumed Liabilities or the operation of the Branches that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.
8.2    Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
8.3    Sales and Transfer Taxes. Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Purchaser shall cooperate with respect thereto as necessary.
8.4    Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is backup withholding as of the Closing Date.
8.5    Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 or otherwise attributable to the payment by Seller to Purchaser of Excluded Taxes shall be made as soon as determinable and shall be made as provided in Section 3.2(a) and bear interest from the date due to the date of payment at the Federal Funds Rate.
8.6    Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:
(a)    Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branches;
(b)    Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and
(c)    The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.
8.7    Transferred Employees.
(a)    Offers of Employment.
(i)    General. At least thirty (30) calendar days prior to the Closing Date (or, in the case of any individual who becomes a Branch Employee following such thirtieth (30th) calendar day prior to the Closing, as soon as practicable after Seller identifies such individual to Purchaser, and effective as of the Closing Date, Purchaser agrees that it shall, or shall cause one of its Affiliates to, offer employment to each Branch Employee who is actively employed by Seller as of the Closing Date and, subject to Section 8.7(a)(ii) below, to each Leave Recipient, and, effective as of the applicable Transfer Date, Purchaser or Purchaser’s Affiliate will, subject to such Branch Employee or Leave Recipient satisfying standard pre-employment screening requirements required by Purchaser or Purchaser’s Affiliate, employ each such employee who has accepted the offer. Following the Closing Date, each Branch Employee employed by Purchaser or Purchaser’s Affiliate shall, from and after the Transfer Date, be defined as a “Transferred Employee” for purposes of this Agreement. Subject to the provisions of this Section 8.7, Transferred Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser or

Purchaser’s Affiliate. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser or Purchaser’s Affiliate and any Branch Employee or Transferred Employee.
(ii)    Special Provisions for Leave Recipients. With respect to any Branch Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (collectively, the “Leave Recipients”), Purchaser or Purchaser’s Affiliate shall make an offer of employment in the manner required by Section 8.7(a)(i), contingent on such Leave Recipient’s return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable law. When a Leave Recipient who has (A) accepted the offer and (B) satisfied standard pre-employment screening requirements required by Purchaser or Purchaser’s Affiliate returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee.
(b)    Terms of Offer. Each Branch Employee shall be offered at-will employment subject to the following terms and conditions effective as of (but not necessarily after) such employee’s Transfer Date:
(i)    Each Branch Employee’s base salary or wage rate shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Branch Employee as of the Business Day prior to the Closing Date;
(ii)    Each Branch Employee shall participate in the incentive compensation plans as are generally available to other similarly situated employees of Purchaser or Purchaser’s Affiliate; provided that the Branch Employee’s target incentive compensation opportunity under such plans shall be comparable to the Branch Employee’s target incentive compensation opportunity as in effect immediately prior to the Closing;
(iii)    Each Branch Employee shall be eligible to receive employee benefits substantially comparable in the aggregate to those available to other similarly situated employees of Purchaser or Purchaser’s Affiliate, as in effect from time to time;
(iv)    Each Branch Employee shall be offered employment at a job location that is no more than twenty (20) miles from such Branch Employee’s primary workplace immediately prior to the Closing Date; and
(v)    Each Branch Employee shall be offered a position with a functional job title and responsibilities that are substantially similar to the Branch Employee’s functional job title and responsibilities as in effect immediately prior to the Closing Date.

(c)    Severance Payments. With respect to any Transferred Employee whose employment is terminated by Purchaser or Purchaser’s Affiliate for any reason other than cause, as defined by Purchaser or Purchaser’s Affiliate, on or before the first anniversary of the applicable Transfer Date, Purchaser or Purchaser’s Affiliate shall pay to such Transferred Employee the greater of (i) the amount of cash severance that such Transferred Employee would have received if he or she separated from Seller as part of the Merger, as described in Schedule 8.7(c) of the Seller Disclosure Schedule, and (ii) the amount of cash severance that such Transferred Employee is entitled to receive under any applicable severance plan of Purchaser or Purchaser’s Affiliate in effect at the time of such termination for a similarly situated employee of Purchaser or Purchaser’s Affiliate at such time; provided, however, in each case that such Transferred Employee shall be credited for service with Seller and its Affiliates as described in Section 8.7(d) of this Agreement. In addition and notwithstanding any provision herein to the contrary, if a Branch Employee does not receive an offer from Purchaser or Purchaser’s Affiliate in compliance with Section 8.7(b) of this Agreement and such Branch Employee’s employment with Seller is terminated by Seller in connection with the transactions contemplated by this Agreement (and in no event later than three (3) months following the Transfer Date), then Purchaser shall reimburse Seller, within thirty (30) days of receipt of an invoice from Seller, for the costs of any severance benefits (including the costs incurred during any notice period or pay in lieu of notice) payable by Seller to such Branch Employee as provided in this Section 8.7(c).
(d)    Credit for Service. Purchaser shall cause each benefit plan, severance plan and time-off program maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate (collectively, the “Purchaser Benefit Plans”), to take into account for all purposes under Purchaser Benefit Plans (but not for purposes of defined benefit pension accruals under any defined benefit plan) the service of such employees with Seller or its Affiliates prior to the Transfer Date to the same extent as such service was credited for the applicable purpose by Seller or the applicable Affiliate. In addition, Purchaser shall cause each Transferred Employee who has satisfied the applicable eligibility waiting period (counting the service of such Transferred Employee with Seller or its Affiliates prior to the Transfer Date) to be immediately eligible to participate, without any further waiting period, in any Purchaser Benefit Plan for which a similarly situated employee of Purchaser or Purchaser’s Affiliate is eligible to participate.
(e)    Pre-Existing Conditions. Purchaser shall, and shall cause its Affiliates to, (i) waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the Transfer Date, and (ii) use reasonable best efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Seller’s or any of its Affiliates’ health or welfare plans in the calendar year in which the Transfer Date occurs. At least twenty (20) calendar days prior to the Transfer Date, Seller shall request information from the applicable employee benefit or welfare plan administrator regarding the foregoing that would be sufficient for Purchaser to comply with this Section 8.7(e) and, to the extent permitted by applicable Law, provide Purchaser or Purchaser’s Affiliate with such information as soon as reasonably practicable following Seller’s receipt of such information.
(f)    Paid Time Off. Seller shall pay to the Transferred Employees all accrued, available and unused paid time off for periods prior to the Transfer Date as soon as administratively practicable after the Transfer Date or as required by applicable Law, but in no event later than thirty (30) Business Days after the Transfer Date.
(g)    Incentive Compensation Payments. Seller shall retain the liability for (and be liable for the payment of) all amounts earned by a Transferred Employee under the Benefit Plans that provide incentive compensation in which such Transferred Employee is eligible to participate (determined as of immediately prior to the applicable Transfer Date) for periods of service through the day immediately prior to the applicable Transfer Date. From and after the Closing Date, Purchaser or Purchaser’s Affiliate shall be liable for the payment of incentive compensation, if any, to the Transferred Employees for service with Purchaser or Purchaser’s Affiliate from and after the applicable Transfer Date.
(h)    Rollover of 401(k) Plan Accounts. Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take any and all action as may be required, including, if necessary, amendments to the tax qualified defined contribution plan of Seller in which Transferred Employees participate (the “Seller 401(k) Plan”) and/or the tax qualified defined contribution plan of Purchaser or Purchaser’s Affiliate (the “Purchaser 401(k) Plan”), to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the Seller 401(k) Plan to the Purchaser 401(k) Plan; provided, however, that the Purchaser 401(k) Plan does not, and shall not be required to, accept rollovers of after-tax employee contributions (other than Roth deferral contributions) to Seller’s 401(k) Plan.
(i)    Welfare Benefits Generally. (i) Seller and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee (and his or her spouse, dependents or beneficiaries) before his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage (and for providing any notices related thereto) attributable to “qualifying events” with respect to any Branch Employee who does not become a Transferred Employee and his or her spouse, dependents or beneficiaries, whether occurring before, on or after the Closing Date; and (ii) Purchaser and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her spouse, dependents or beneficiaries that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or prescription is actually filled, and not when the condition arose. A disability claim shall be considered incurred when the date of disability occurs and a workers’ compensation claim shall be considered incurred on the date of the occurrence as determined under the applicable state regulations.
(j)    Liabilities under Benefit Plans. Except as expressly provided in this Section 8.7, (i) Seller shall remain solely responsible for any and all liabilities and obligations arising under the Benefit Plans, and Purchaser shall not assume or otherwise acquire any of the Benefit Plans, and (ii) for purposes of this Agreement, liabilities under the Benefit Plans shall be considered Excluded Liabilities.
(k)    Other Covenants. Seller and its Affiliates will not assert against Purchaser or Purchaser’s Affiliate or a Transferred Employee that a Transferred Employee’s continued service with Purchaser or its Affiliate following the Closing Date will constitute a violation of any restriction regarding non-competition under the terms of any agreement between the Transferred Employee and the Seller immediately prior to the Closing.
(l)    No Third Party Rights or Amendment to Benefit Plans. Nothing in this Agreement shall be construed to grant any Branch Employee or Transferred Employee a right to continued employment by, or to grant to any Branch Employee or Transferred Employee, or a spouse, dependent or beneficiary of a Branch Employee or Transferred Employee, a right to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan or the establishment of any plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE 9

CONDITIONS TO CLOSING
9.1    Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
(a)    Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.
(b)    Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.
(c)    Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 5.1, 5.2(i), 5.13, 5.15 and 5.17 shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true and correct in all material respects on and as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.
(d)    Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.
(e)    Seller Officers’ Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of

Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.
(f)    Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date.
9.2    Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
(a)    Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.
(b)    Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.
(c)    Representations and Warranties. (i) The representations and warranties of Purchaser contained in Sections 6.1, 6.2(i), 6.7 and 6.8 shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true and correct in all material respects on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.
(d)    Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.
(e)    Purchaser Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of

Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.
(f)    Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.
(g)    Completion of the Merger and Bank Merger. The Merger and the Bank Merger shall each have been completed in accordance with the terms of the Merger Agreement.
ARTICLE 10
TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by the mutual written agreement of Purchaser and Seller;
(b)    by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within the earlier of (A) the date that is 180 days after the closing of the Merger and the Bank Merger or (B) the date that is thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was caused by Purchaser’s breach of this Agreement or failure to act in good faith or Purchaser’s or any of its representative’s failure to use reasonable best efforts to cause the Closing to occur;
(c)    by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within the earlier of (A) the date that is 180 days after the closing of the Merger and the Bank Merger or (B) the date that is thirty

(30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was caused by Seller’s or any of its representatives’ failure to act in good faith or Seller’s breach of this Agreement or failure to use reasonable best efforts to cause the Closing to occur;
(d)    by Seller or Purchaser, in the event the Closing has not occurred by the date that is 180 days after the closing of the Merger and the Bank Merger;
(e)    by Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.
10.2    Automatic Termination. This Agreement shall be terminated automatically if the Merger Agreement shall have been terminated in accordance with its terms.
10.3    Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1 or Section 10.2, except as set forth in this Agreement, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.
ARTICLE 11

INDEMNIFICATION
11.1    Indemnification. (a) Subject to Section 12.1, after the Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following:
(i)    any breach of any representation or warranty made by Seller in this Agreement or the certification by Seller provided pursuant to Section 7.4(b) (disregarding, in each case other than in the case of Section 5.15, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to

“materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);
(ii)    any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;
(iii)    any Excluded Taxes; or
(iv)    any Excluded Liability.
(b)    Subject to Section 12.1, after the Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following:
(i)    any breach of any representation or warranty made by Purchaser in this Agreement (disregarding, in each case, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);
(ii)    any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or
(iii)    the Assumed Liabilities or any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser’s ownership or operation from and after the Closing of the business represented by the Branches, the Assets or the Assumed Liabilities.
(c)    To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.
(d)    Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim, and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.
(e)    Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $150,000 (the “Deductible”), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be $1,500,000. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.
(f)    Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are not Excluded Taxes (“Purchaser Taxes”) and a claim for Taxes that are Excluded Taxes (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.
(g)    Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.
(h)    An indemnified party shall use reasonable best efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11. In the event that an indemnified party shall fail to use such reasonable best efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.
11.2    Exclusivity. After the Closing, except as expressly set forth in Sections 4.3(b), 4.8 and 8.3, and except in the case of common law fraud in connection with entering into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby (including any ancillary agreements and deeds and other closing deliverables); provided that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.
11.3    AS-IS Sale; Waiver of Warranties. Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED

LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.
ARTICLE 12
MISCELLANEOUS
12.1    Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until the twelve (12) month anniversary of the Closing Date; provided, however, that (i) each of the representations and warranties of parties set forth in Sections 5.1 and 6.1 shall survive until the sixth (6th) anniversary of the Closing Date and (ii) the representations and warranties set forth in Sections 5.10 shall survive until the expiration of the applicable statute of limitations plus thirty (30) days, and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, a “Survival Period”); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party during the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall survive the Closing until performed in full or the obligation to so perform shall have expired.
(b)    No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement.
12.2    Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3    Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
12.4    Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees or customers with respect to any of the transactions contemplated hereby (each, a “Public Notice”) without the prior written consent of the other party and, in the case of a proposed Public Notice by Purchaser, First Financial (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s, and, in the case of a release or disclosure proposed by Purchaser, First Financial’s, prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than First Financial or any bank Regulatory Authority). Notwithstanding the foregoing, each party may make a Public Notice as, based on the advice of its counsel, may be required by law or is necessary to obtain the Regulatory Approvals. Except with respect to a Public Notice issued by Purchaser or any of its Affiliates in compliance with the terms of this Section 12.4 that announces the execution of this Agreement or the consummation of the transactions contemplated hereby, no Public Notice issued by Purchaser or any of its Affiliates shall reference the name of Seller, First Financial, or any of their respective Affiliates without the prior written consent of Seller or First Financial, as applicable (which consent Seller and First Financial may withhold, condition or delay in their sole discretion).
12.5    Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:
If to Seller:
MainSource Bank
2105 N. State Road 3 Bypass
Greensburg, Indiana 47240
Attention: Karen B. Woods, EVP, Corporate Counsel
Email: kbwoods@mainsourcefinancial.com
With a copy to:
First Financial Bancorp.
225 East Fifth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Shannon Kuhl, SVP, Chief Legal Officer
Email: Shannon.kuhl@bankatfirst.com

And:
SmithAmundsen LLC
201 North Illinois Street
Capital Center, South Tower, Suite 1400
Indianapolis, Indiana 46204
Attention: John W. Tanselle
jtanselle@salawus.com
If to Purchaser:
German American Bancorp
Attention: Mark Schroeder, Chairman and CEO
711 Main Street
Jasper, Indiana 47546
mark.schroeder@germanamerican.com

With a copy to:
Bingham Greenebaum Doll LLP
Att: Jeremy E. Hill, Esq.
10 W. Market Street
2700 Market Tower
Indianapolis, Indiana 46204
jhill@bgdlegal.com
or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.
12.6    Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.
12.7    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (except real estate matters) shall be brought exclusively in the United States District Court for the Southern District of Indiana or, if such court shall not have jurisdiction, any court in Bartholomew County, Indiana (such courts, the “Indiana Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Indiana Courts (and of the appropriate appellate courts therefrom), (ii) waives any objection to laying venue in any such action or proceeding in the Indiana Courts, (iii) waives any objection that the Indiana Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.5.
12.8    Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.
12.9    Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing.
(b)    This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.
12.10    Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser. Notwithstanding the foregoing, the parties acknowledge and agree that First Financial is a third party beneficiary under this Agreement and that Seller may not waive or agree to any amendment or supplement of any provision of this Agreement, or provide its consent under any provision of this Agreement, without the prior written consent of First Financial.
12.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.12    Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.
12.13    Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.
12.14    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.13(a)” would be part of “Section 5.13” and references to “Section 5.13” would also refer to material contained in the subsection described as “Section 5.13(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.
12.15    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

MAINSOURCE BANK

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer

GERMAN AMERICAN BANCORP

By:	/s/ Mark A. Schroeder
Mark A. Schroeder
Chairman and Chief Executive Officer